Exhibit (g)(1)(iii)

AMENDMENT NO. 3

GLOBAL CUSTODY AGREEMENT

Amendment No. 3, effective as of February 29, 2016 (“Amendment No. 3”), to the Global Custody Agreement, dated as of October 30, 2014 (“Agreement”), by and between 1290 Funds (“Trust”) on behalf of each of the Funds designated on Exhibit A and JPMorgan Chase Bank, N.A. (“Bank”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement.

The Trust and Bank hereby agree to modify and amend the Agreement as follows:

1.	New Fund. 1290 Global Equity Income Fund and 1290 Global Talents Fund are hereby added to the Agreement from and after the date hereof for all purposes on the terms and conditions contained in the Agreement.

2.	Exhibit A. Exhibit A to the Agreement, setting forth the Funds of the Trust on behalf of which the Trust is entering into the Agreement is hereby replaced in its entirety by Exhibit A attached hereto.

3.	Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 3 as of the date first above set forth.

1290 FUNDS	JPMORGAN CHASE BANK, N.A.
On behalf of each of its Funds designated on Exhibit A

By:	/s/ Brian Walsh	By:	/s/ Brian Eckert
Name:	Brian Walsh	Name:	Brian Eckert
Title:	Chief Financial Officer and Treasurer	Title:	Executive Director

EXHIBIT A

AMENDMENT NO. 3

GLOBAL CUSTODY AGREEMENT

1290 Convertible Securities Fund

1290 DoubleLine Dynamic Allocation Fund

1290 GAMCO Small/Mid Cap Value Fund

1290 Global Equity Income Fund

1290 Global Equity Managers Fund

1290 Global Talents Fund

1290 High Yield Bond Fund

1290 Multi-Alternative Strategies Fund

1290 SmartBeta Equity Fund

1290 Unconstrained Bond Managers Fund